As filed with the  Securities  and Exchange  Commission on December 24,
1997.
                         Registration No. 333 -___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        COMPUTER TASK GROUP, INCORPORATED
             (Exact name of Registrant as specified in its charter)


        New York                                         16-0912632
(State or other jurisdiction of                     ( I.R.S. Employer
incorporation or organization)                        Identification Number)

                               800 Delaware Avenue
                             Buffalo, New York 14209
                                 (716) 882-8000
                (Address,  including zip code, and telephone  number,
                 including  area code,  of  registrant's  principal
                              executive offices)

                            Joseph G. Makowski, Esq.
                  Vice President, Secretary and General Counsel
                        Computer Task Group, Incorporated
                               800 Delaware Avenue
                             Buffalo, New York 14209
                                 (716) 882-8000
               (Name, address, including zip code, and telephone number,
                     including area code, of agent for service)

                                    Copy to:

                              Ward B. Hinkle, Esq.
                   Hodgson Russ Andrews Woods & Goodyear, LLP
                               1800 One M&T Plaza
                             Buffalo, New York 14203
                                 (716) 856-4000


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee



Title of                      Proposed Maximum    Amount of
Securities to  Amounts to be  Offering            Aggregate         Registration
be Registered  Registered     Price Per Share (1) Offering Price (1)Fee

Common Stock
par value $.01  200,000       $35.125             $7,025,000        $2,128.58


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange Composite Reporting System on December
23, 1997.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                        COMPUTER TASK GROUP, INCORPORATED
                         200,0000 SHARES OF COMMON STOCK

         This Prospectus relates to the offer and sale, from time to time, by Fidelity Management Trust Company, acting solely as trustee (the "Trustee" or the "Selling Shareholder") with respect to the Computer Task Group, Incorporated 401(k) Retirement Plan (the "Plan"), of up to 200,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") of Computer Task Group, Incorporated, a New York corporation (the "Company" or the "Registrant"). The Shares will be contributed to the Plan from the Company's Stock Employee Compensation Trust ("SECT") for the purpose of funding employer matching contributions to participant investments in the Plan pursuant to its terms. The Shares will be sold by the Trustee for the account of the Plan from time to time for the purpose of meeting the obligations of the Plan to its participants, including payment of all or a portion of their respective account balances resulting from employer matching contributions in accordance with the Plan upon their termination of participation or otherwise.

          The Company will not receive any of the proceeds of this offering. All expenses of registration, selling and other expenses incurred in connection with the sale of the Shares will be borne by the Company.

         The Common Stock is traded on the New York Stock Exchange, and prices for the Common Stock are quoted on the New York Stock Exchange Composite Transactions Listing under the symbol "TSK". On December __, 1997, the closing price of the Common Stock was $___ per share. Except under certain circumstances, the Shares will be sold from time to time through Fidelity Brokerage Services, Inc., a brokerage affiliate of the Trustee, in transactions on the New York Stock Exchange at market prices prevailing at the time of sale. See "Plan of Distribution."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  THE DATE OF THIS PROSPECTUS IS ________, 1997

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities  Exchange  Act of  1934  (the  "Exchange  Act")  and,  in  accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 1801 California Street, Suite 4800, Denver, Colorado 80202; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036, and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission ("http://www.sec.gov"). The Company's securities are listed on the New York Stock Exchange and such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York.

          The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document incorporated by reference or filed as an exhibit to the Registration Statement.

                           INCORPORATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         2. All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in paragraph (1) above.

         3. All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

         4. The description of the Company's common stock contained in the Company's registration statement filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge, upon written or oral request, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, copies of any or all documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests should be directed to the Company's Corporate Communications Department, 800 Delaware Avenue, Buffalo, New York 14209 (Telephone 716-882- 8000).

IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS, NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL, OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                                   THE COMPANY

         Computer Task Group, Incorporated ("Company" or
"Registrant") was incorporated under the law of New York in 1966.
Its principal executive office is located at 800 Delaware Avenue, Buffalo, New York 14209; telephone number (716) 882-8000. The
Company is an information services company.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares. The Selling Shareholder will receive all of the net proceeds from the sale of the Shares offered hereby and will use such proceeds to fund obligations of the Plan resulting from employer matching contributions, including payments to be made to Plan Participants for all or a portion of their respective account balances upon their termination of participation or otherwise in accordance with the terms of the Plan.


                               SELLING SHAREHOLDER

         The Selling Shareholder will sell Shares from time to time for the account of the Plan in its capacity as Trustee of the Plan. The following sets forth certain information concerning the Selling Shareholder acting as Trustee.

                            Shares Owned                               Shares Owned
                            Prior to Offering      Shares              After Offering(2)
Name                        Number   Percent       Offered             Number   Percent


Fidelity Management         200,000(1) *            200,000             -0-      *
Trust Company as Trustee
82 Devonshire Street
Boston, MA 02109

*        Less than 1% of Common Stock outstanding on December 1,
         1997.

(1) Includes an aggregate of up to 200,000 Shares to be received by the Selling Shareholder from time to time as employer matching contributions under the Plan. All of such Shares may not be held by the Selling Shareholder at any one time.

         The voting and disposition of the Shares by the Selling Shareholder is restricted by the terms of the Plan. The number of Share indicated does not include shares of Common Stock held by the Selling Shareholder other than in connection with the Plan.

(2)      Assuming the sale of all the Shares offered hereby.

                              PLAN OF DISTRIBUTION

         The Shares being offered hereby are being offered and sold by the Selling Shareholder for the account of the Plan. Unless otherwise directed by the Company, the Selling Shareholder will execute sales of Shares for the Plan through its affiliate, Fidelity Brokerage Services, Inc. ("FBSI") or through an affiliate of FBSI, National Financial Services, Inc. Unless otherwise agreed to by the parties, FBSI will be paid a commission of three and one-half cents ($0.035) per share for each Share sold. The sale of Shares will be effected from time to time in transactions on the New York Stock Exchange at market prices prevailing at the time of the sale.

         In addition, the Plan provides that in the event of a tender offer for the Company's Common Stock, the Selling Shareholder may under certain circumstances tender Shares directly to the offeror pursuant to the directions of participants in the Plan.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the securities offered hereby have been passed upon for the Company by Joseph G. Makowski, Vice President, Secretary and General Counsel to the Company. As of the date of this Registration Statement, Mr. Makowski beneficially owns less than one percent of the Company's issued and outstanding Common Stock.

                                     EXPERTS

         The consolidated financial statements and schedule of valuation and qualifying accounts of Computer Task Group, Incorporated and subsidiaries as of December 31, 1996 and 1995 and for the years then ended included in the Company's 1996 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996 have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, included in the Company's 1996 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements and schedule of valuation and qualifying accounts incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Computer Task Group, Incorporated for the year ended December 31, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         All expenses incurred in connection with the Shares being registered will be borne by the Company on behalf of the Selling Shareholder and are estimated as follows:

         Securities and Exchange Commission registration fee . .. . . .$2,129
         Legal Fees . . . . . . . . . . . . . . . . . . . . . .  . . .$15,000
         Accounting Fees . . . . . . . . . . . . . . . . . . . . . . .$_______

         Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .$-------

Item 15.  Indemnification of Directors and Officers

         Section 722(a) of the New York Business Corporation Law (the "BCL") generally provides that a corporation shall have the power to indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he or she was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. In addition, Section 722(c) of the BCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. Article V of the Registrant's By-laws requires the Registrant to indemnify its officers and directors to the fullest extent in accordance with and permitted by law for the defense of civil and criminal proceedings against them by reason of their service as officers or directors.

         Section 723 of the BCL provides that a person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in BCL section 722 shall be entitled to indemnification as authorized in such section. Any indemnification under BCL
Section 722 or otherwise permitted by law, unless ordered by a court, shall be made by a corporation, only if authorized in the specific case by the Board of Directors or shareholders pursuant to BCL Section 723. In no event may indemnification be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         The BCL also empowers the Registrant to purchase and maintain certain types of directors and officers liability insurance. The Registrant has purchased such insurance which, in general, provides for indemnification of officers and directors for any damages, costs or expenses, which they are legally required to pay, resulting from any error, misstatement, misleading statement, act, omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by such officers or directors (subject to certain exceptions) solely by reason of their status as such. Such insurance does not cover fines or penalties imposed by law or losses which are not reimbursable by law. If available on terms and conditions deemed reasonable, the Registrant intends to purchase similar insurance in the future.

         Section 402 of the BCL generally provides that a corporation's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the BCL (generally prohibiting unlawful dividends or distributions, share repurchases, distributions after dissolution, or loans). The Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for damages or any breach of duty in such capacity occurring after May 25, 1988, except as otherwise provided by law.

         The foregoing is only a summary of the described sections of the New York Business Corporation Law and is qualified in its entirety by reference to such sections.


Item 16.          Exhibits

         The  following   exhibits  are  filed  as  part  of  this  Registration
Statement.

         Exhibit Number                Description

            5                          Opinion of Joseph G. Makowski, Esq.
                                       Vice President, Secretary and
                                       General Counsel

            23(a)                      Consent of Joseph G. Makowski, Esq.

            23(b)                      Consent of KPMG Peat Marwick LLP

            23(c)                      Consent of Price Waterhouse LLP

            24                         Power of Attorney


Item 17.          Undertakings.

         1.       The undersigned Registrant hereby undertakes:


                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on December 19, 1997.


                                    COMPUTER TASK GROUP, INCORPORATED



                                     By: S/Gale S. Fitzgerald
                                         Gale S. Fitzgerald
                                         Chairman and Chief Executive Officer

         KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints JOSEPH G. MAKOWSKI and PETER P. RADETICH, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or each of them may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

(a) Principal Executive Officer

                                  Chairman and
S/Gale S. Fitzgerald              Chief Executive Officer      December 19, 1997
Gale S. Fitzgerald


(b) Principal Financial Officer


                                  Vice President and
S/James R. Boldt                  Chief Financial Officer      December 19, 1997
James R. Boldt


(c) Directors


                                  Chairman and
S/Gale S. Fitzgerald              Chief Executive Officer      December 19, 1997
Gale S. Fitzgerald


S/Randolph A. Marks               Director                     December 19, 1997
Randolph A. Marks


S/Paul W. Joy                     Director                     December 23, 1997
Paul W. Joy


                                  Director                     December __, 1997
George B. Beitzel


S/Richard L. Crandall             Director                     December 19, 1997
Richard L. Crandall


                                  Director                     December __, 1997
Barbara Z. Shattuck

                                  EXHIBIT INDEX


Exhibit No.                         Description                       Page No.

  5                 Opinion of Joseph G. Makowski, Esq.
                    Vice President, Secretary and General Counsel

  23(a)             Consent of Joseph G. Makowski, Esq.                 (1)

  23(b)             Consent of KPMG Peat Marwick LLP

  23(c)             Consent of Price Waterhouse LLP

  24                Power of Attorney                                   (2)


-------------
         (1) The Consent of Joseph G. Makowski, Esq. is contained in Exhibit 5.

         (2) The power of attorney of certain signatories may be found on the signature page of this registration statement.